Exhibit No. 11 Statement re Computation of Earnings Per Share


                                             Year Ended
                                          December 31, 1999

Net income                                  $ 12,606,846
                                              ==========

Weighted average shares outstanding            8,749,336
                                               =========

Basic earnings per share                    $       1.44
                                               =========

Weighted average shares outstanding            8,749,336

Additional diluted shares from assumed
  conversions of options and warrants            416,526
                                               ---------
Adjusted weighted average shares
  outstanding                                  9,165,862
                                               =========

Diluted earnings per share                  $       1.38
                                               =========